Exhibit 99.2

Leadis Technology Announces Management Changes:

Jose Arreola hired as Executive Vice President of Engineering and Dr. Steve Ahn to become Advisor

SUNNYVALE, Calif. (January 23, 2006) Leadis Technology, Inc. (Nasdaq: LDIS), a mixed-signal semiconductor developer of display driver ICs for small panel color displays, today announced two management changes. The company announced that Dr. Steve Ahn, founder and former CEO of the company, has resigned as an officer effective in February, but will remain a member of the company’s Board of Directors and will serve as an advisor to the company. Dr. Ahn led Leadis from its inception until the appointment of Tony Alvarez as President and CEO last November. The company also announced the appointment of Dr. Jose Arreola as Executive Vice President, Engineering, effective immediately. Dr. Arreola will direct all aspects of Leadis’ engineering operations, reporting to Mr. Alvarez. Dr. Arreola is a semiconductor industry veteran with 25 years of experience, including 18 years at Cypress Semiconductor.

“Dr. Ahn has done an outstanding job leading Leadis from its formation to becoming a leader in the driver IC market,” said Mr. Alvarez. “We are fortunate that he will continue to serve as an advisor to the company so that we can benefit from his rich experience and expertise.”

“I would like to welcome Dr. Arreola to our management team,” continued Mr. Alvarez. “The next stage of growth for Leadis hinges on the company’s ability to take its product development execution to the next level. Dr. Arreola’s immense experience and ability to execute will significantly enhance our engineering and product development capabilities. His track record speaks for itself.”

Prior to joining Leadis, Dr. Arreola served as President and CEO of Kovio, Inc., a privately-held semiconductor company engaged in the emerging field of “printed electronics.” From 1983 to 2001, Dr. Arreola served in various capacities at Cypress Semiconductor, most recently as Vice President of Process Technology R&D where he was responsible for developing advanced process technologies and products. Dr. Arreola holds a bachelor degree in Electrical Engineering from Universidad Iberoamericana, and masters and Ph.D. degrees in Electrical Engineering from the University of Florida.

“I am excited to be a member of the Leadis team,” commented Dr. Arreola. “I look forward to the challenge of leading a deep and talented engineering team to execute our product development plans and develop new technologies for Leadis’ long term success.”

“I am pleased with the appointment of Dr. Arreola to lead our team of engineers,” said Dr. Ahn. “With our management team complete, I believe it is time for me to transition to an advisory role and focus on the strategic direction of Leadis as a Board member. I look forward to continue working closely with Tony and his team to help Leadis achieve its long term vision.”

Contact:

Victor Lee, Chief Financial Officer

1-408-331-8616

About Leadis Technology, Inc.

Leadis Technology, Inc., headquartered in Sunnyvale, California, designs, develops and markets mixed-signal semiconductors that enable and enhance the features and capabilities of small panel color displays used in mobile handset and consumer electronic devices. Leadis’ core products are highly integrated, color display driver ICs that are critical components of displays used in mobile handsets and consumer electronic devices. As a leading supplier of color display driver ICs, Leadis continues to innovate and introduce new products for all handset display technologies such as OLED, CSTN and TFT with advanced features to further enhance the visual communication experience for the user.

Cautionary Language

This press release contains forward-looking statements regarding the Company’s business and management transition. The forward-looking statements are subject to risk and uncertainties that could affect the success of the Company’s business, its ability to develop new products, and expand its market presence, as well as the transition of new management. The risks and uncertainties include the risk factors described in the Company’s Annual Report on Form 10-K filed with the SEC on March 25, 2005, and Form 10-Q for the quarter ended September 30, 2005, both of which are available at www.leadis.com. The Company disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of new information becoming available or to reflect events or circumstances after the date hereof. (LDISG)